For immediate release

Printware, Inc.
1270 Eagan Industrial Rd.
St. Paul, MN  55121
http://PrintwareInc.com

CONTACT: Daniel A. Baker, Printware, Inc., (651) 456-1454

                       Printware, Inc. CFO to Resign

     ST. PAUL, MINN., December 11, 2000--Printware, Inc. (Nasdaq-NNM: PRTW) announced that it has reached an agreement with Thomas W. Petschauer, the Company's Executive Vice President and Chief Financial Officer, for Mr. Petschauer to resign effective January 30, 2001.

President and Chief Executive Officer Daniel A. Baker, Ph.D. commented, "All of us at Printware appreciate Tom's many contributions to Printware since its founding. We wish him well; he will be missed."

      The Company plans to accrue and charge to operations an amount approximately equal to the payment which would have been due Mr. Petschauer under his change in control severance agreement to cover anticipated severance payments to Mr. Petschauer.

      Printware, Inc. designs, builds, and markets "computer-to-plate" systems, which are used by the printing industry to create printing plates directly from computers or the Internet. Computer-to-plate systems replace the traditional platemaking process of typesetting, proofing, paste-up, camera work, and processing film.

     Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Additional information concerning the factors that could cause actual results to differ materially from the Company's current expectations is contained in the Company's SEC filings.

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